Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Benjamin Pratt The Mosaic Company 763-577-6102 media@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY RELEASES HISTORICAL FINANCIALS
UNDER NEW SEGMENTS
Guidance For New Segments
PLYMOUTH, MN, March 13, 2015 - The Mosaic Company (NYSE: MOS) today released new historical segment financials. With Mosaic’s acquisition of Archer Daniels Midland’s (ADM) distribution business in Brazil and Paraguay, the Company will now manage and report a new International Distribution segment. Beginning with the first quarter of 2015, Mosaic will report four segments: Phosphates, Potash, International Distribution, and Corporate and Other. The new Phosphates segment will split out manufacturing from International Distribution. The Corporate and Other segment will contain legacy Argentinean and Chilean businesses, as well as mark to market adjustments on derivatives.
“The new disclosures we released today are expected to increase transparency and improve peer benchmarking and business modeling,” stated Rich Mack, Mosaic’s Executive Vice President and Chief Financial Officer. “These enhanced disclosures provide additional data and metrics across all our businesses to allow our owners and analysts to measure our strategic and financial progress. The new segmentation also provides better visibility into our Phosphates segment by separating it from our International Distribution segment.”
New Performance Data and a PowerPoint Presentation describing the new segmentation are available on Mosaic’s website at www.mosaicco.com/investors.
The Company also announced an update of the near-term price, volume and gross margin guidance reflecting the new segmentation. Finished phosphate volumes that are manufactured by Mosaic and sold through International Distribution will be accounted for in both segments. In the first quarter, Mosaic expects about 200,000 tonnes will drive both manufacturing margins in the Phosphates segment and distribution margins in the International Distribution segment.

Phosphates (New Segment)
Q1 Sales volume	2.1 to 2.3 million tonnes
Q1 DAP selling price	$450 to $460 per tonne
Q1 Gross margin rate	High teens
Q1 Operating rate	80 to 85 percent
2015 Sales Volumes	9 to 10 million tonnes

International Distribution (New Segment)
Q1 Sales volume	0.85 to 0.95 million tonnes
Q1 Gross margin per tonne	$24 to $27 per tonne
2015 Sales volume	6 to 7 million tonnes

All other guidance remains unchanged.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the Wa’ad Al Shamal Phosphate Company (also known as the Ma’aden joint venture), the acquisition and assumption of certain related liabilities of the Florida phosphate assets of CF Industries, Inc. (“CF”) and Mosaic’s ammonia supply agreements with CF; repurchases of stock; other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the ability of the Ma’aden joint venture to obtain additional planned funding in acceptable amounts and upon acceptable terms, the future success of current plans for the Ma’aden joint venture and any future changes in those plans; difficulties with realization of the benefits of the transactions with CF, including the risk that the cost or capital savings from the transactions may not be fully realized or may take longer to realize than expected, or the price of natural gas or ammonia changes to a level at which the natural gas based pricing under one of the long term ammonia supply agreements with CF becomes disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States or Canada, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, the liabilities Mosaic assumed in the Florida phosphate assets acquisition, or the costs of the Ma’aden joint venture, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund share repurchases, financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.
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